Exhibit 99.1

The Hanover Reports Third Quarter Net Income and Operating Income of $0.26 and $0.11 Per Diluted Share, Respectively, Despite Heavy Industry Catastrophe Activity; Combined Ratio of 104.8%; Combined Ratio Excluding Catastrophes of 88.9%

WORCESTER, Mass., November 1, 2017- The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $11.1 million, or $0.26 per diluted share, for the third quarter of 2017, compared to net income of $88.4 million, or $2.06 per diluted share, in the prior-year quarter.  Operating income(1) was $4.7 million, or $0.11 per diluted share, for the third quarter of 2017, compared to $78.6 million, or $1.83 per diluted share, in the prior-year quarter.

Third Quarter Highlights
•	Current accident year catastrophe losses* of $202.4 million before taxes, or 16.5% of earned premiums, primarily due to hurricanes Harvey, Irma, and Maria and earthquakes in Mexico
•	Combined ratio, excluding catastrophes(2), of 88.9%, an improvement of 3.0 points over the prior-year quarter
•	Net premiums written of $1.3 billion; up 5.7%, driven primarily by growth in Personal and Commercial Lines
•	Continued price increases in Commercial and Personal Lines
•	Net investment income of $76.6 million, up 13.0% compared to the prior-year quarter
•	Book value per share of $70.10, down 0.1% from the second quarter of 2017; book value per share, excluding net unrealized gains on investments(3), of $64.71, down 0.2% from the second quarter of 2017

	Three months ended		Nine months ended
	September 30		September 30
($ in millions, except per share data)	2017	2016	2017	2016
Net premiums written	$ 1,322.5	$ 1,250.9	$ 3,785.0	$ 3,616.8
Operating income	4.7	78.6	117.8	204.1
per diluted share	0.11	1.83	2.74	4.71
Net income	11.1	88.4	134.7	168.6
per diluted share	0.26	2.06	3.14	3.89
Net investment income	76.6	67.8	220.0	205.2
Book value per share	$ 70.10	$ 72.08	$ 70.10	$ 72.08
Ending shares outstanding	42.4	42.3	42.4	42.3
Combined ratio	104.8%	94.2%	100.0%	95.5%
Prior year development ratio	(1.0)%	(0.7)%	(0.8)%	(0.1)%
Catastrophe ratio	15.9%	2.3%	9.4%	3.2%
Combined ratio, excluding catastrophes	88.9%	91.9%	90.6%	92.3%
Current accident year combined ratio, excluding catastrophes(4)	89.9%	92.6%	91.4%	92.4%

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

*Calendar year catastrophe losses of $194.5 million or 15.9%, including prior year favorable catastrophe loss development of $7.9 million or 0.6%.

“The third quarter was defined for our industry by exceptional catastrophe activity. Our teams of professionals are working tirelessly, providing our partners and customers with responsive service needed to help them recover as quickly as possible,” said Jeffrey M. Farber, executive vice president and chief financial officer.  “Despite this catastrophe activity, we delivered a profit for the quarter, demonstrating the strength of our underwriting and risk management practices.  Catastrophes aside, we reported strong underlying results in both our domestic and international businesses, underscored by an overall ex-cat combined ratio of 88.9%, an improvement of three points from the prior-year quarter. Our results were supported by stable or improving accident year loss trends in our businesses, as well as by execution on the expense savings initiatives we laid out last quarter.

“We are also pleased with our top-line growth of 5.7%, driven by continued strong renewal and new business metrics of our account-focused Personal Lines business, increasing momentum in Commercial Lines, as well as thoughtful management of our international specialty business.

“Our CEO transition is well underway, and Jack Roche is ready to assume the role of president and chief executive officer of The Hanover on November 4th,” said Farber.  “We are well aligned, committed and more energized than ever to deliver on the key elements of our strategy and deliver value to our shareholders.”

Third Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $28.2 million, compared to $42.5 million in the third quarter of 2016.  The Commercial Lines combined ratio was 102.1%, compared to 99.2% in the prior-year quarter.  Catastrophe losses were $62.1 million, or 10.3 points of the combined ratio, compared to $17.7 million, or 3.0 points of the combined ratio, in the prior-year quarter, an increase of $44.4 million, primarily reflecting losses from Hurricane Harvey.  Third quarter 2017 results did not include any impact from prior-year loss reserve development, compared to net unfavorable prior-year loss reserve development of $19.3 million, or 3.3 points, in the third quarter of 2016.

Commercial Lines current accident year combined ratio, excluding catastrophe losses, decreased by 1.1  points to 91.8%, compared to 92.9% in the prior-year quarter. The expense ratio improved by 0.7 points in the third quarter of 2017, driven by growth leverage and operating efficiencies, including expense actions initiated at the end of the second quarter of 2017.  The improved current accident year loss and loss adjustment expense (LAE) ratio, excluding catastrophe losses, is primarily a result of improvement in workers’ compensation and auto lines, partially offset by an increase in the commercial multiple peril line.

Net premiums written were $680.2 million in the quarter, up 5.1% from the prior-year quarter, driven by continued pricing increases and strong retention, as well as targeted new business growth. Core commercial(5)  business pricing increases averaged 3.7% for the third quarter, consistent with the second quarter of 2017.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 680.2	$ 647.3	$ 1,897.1	$ 1,831.5
Net premiums earned	604.0	587.2	1,783.5	1,733.3
Operating income before taxes	28.2	42.5	108.8	129.2
Loss and LAE ratio	67.1%	63.5%	65.0%	63.1%
Expense ratio(6)	35.0%	35.7%	35.6%	36.0%
Combined ratio	102.1%	99.2%	100.6%	99.1%
Prior year development ratio	-	3.3%	-	3.5%
Catastrophe ratio	10.3%	3.0%	7.9%	3.6%
Combined ratio, excluding catastrophes	91.8%	96.2%	92.7%	95.5%
Current accident year combined ratio, excluding catastrophes	91.8%	92.9%	92.7%	92.0%

Personal Lines

Personal Lines operating income before taxes was $59.7 million in the quarter, a meaningful improvement from $41.7 million in the third quarter of 2016. The Personal Lines combined ratio was 89.2%, compared to 93.1% in the prior-year quarter.  Catastrophe losses were $15.0 million, or 3.7 points of the combined ratio, compared to $12.3 million, or 3.3 points, in the prior-year quarter.  Third quarter 2017 results did not include any impact from prior-year loss reserve development, compared to net favorable prior-year reserve development of $1.1 million, or 0.3 points, in the third quarter of 2016.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased by 4.6 points to 85.5%, compared to 90.1% in the prior-year quarter. The improved current accident year loss and LAE ratio, excluding catastrophe losses, is a result of lower frequency, as well as timing of 2016 accident year loss ratio selections.  The expense ratio improved by 1.5 points in the third quarter of 2017, driven by growth leverage and operating efficiencies, including expense actions initiated at the end of the second quarter of 2017.  The change between current and prior-year ratios also reflects elevated agency performance-based compensation in the third quarter of 2016.

Net premiums written were $438.8 million in the quarter, up 7.7% from the prior-year quarter, due to higher renewal premium, driven by rate increases and improved retention of 84.2%, as well as new business growth.  Personal Lines average rate increases in the third quarter of 2017 were approximately 4.5%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 438.8	$ 407.5	$ 1,231.4	$ 1,139.8
Net premiums earned	400.4	371.5	1,173.5	1,094.8
Operating income before taxes	59.7	41.7	117.5	136.2
Loss and LAE ratio	61.7%	64.1%	66.0%	63.7%
Expense ratio	27.5%	29.0%	28.2%	28.2%
Combined ratio	89.2%	93.1%	94.2%	91.9%
Prior year development ratio	-	(0.3)%	-	(0.1)%
Catastrophe ratio	3.7%	3.3%	5.9%	3.2%
Combined ratio, excluding catastrophes	85.5%	89.8%	88.3%	88.7%
Current accident year combined ratio, excluding catastrophes	85.5%	90.1%	88.3%	88.8%

Chaucer

Chaucer’s operating loss before taxes was $73.8 million in the quarter, compared to operating income before taxes of $48.4 million in the third quarter of 2016.  Chaucer’s combined ratio was 139.4%, compared to 81.3% in the prior-year quarter.  Catastrophe losses, net of $7.5 million of favorable prior-year development, were $117.4 million, or 52.8 points of the combined ratio, in the third quarter of 2017, compared to a benefit of $3.1 million, or 1.5 points, in the prior-year quarter. Catastrophe losses in the third quarter of 2017 primarily resulted from hurricanes Harvey, Irma and Maria and earthquakes in Mexico. Third quarter 2017 results also reflected net favorable prior-year reserve development of $12.5 million, or 5.6 points of the combined ratio, compared to $26.6 million, or 13.2 points, in the third quarter of 2016.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 92.2% in the third quarter of 2017, compared to 96.0% in the prior-year quarter, driven by lower loss and expense ratios.  The current quarter accident year loss and LAE ratio, excluding catastrophe losses, improved by 2.2 points, reflective of normal quarterly variability and the benefit of net favorable catastrophe-related reinstatement premiums of $4.2 million. The expense ratio decreased by 1.6 points in the third quarter of 2017, due primarily to lower performance based compensation, reflective of the recent catastrophe activity, as well as the aforementioned reinstatement premiums and growth leverage.

Net premiums written were $203.5 million in the quarter, up 3.8% from the prior-year quarter, driven by the aforementioned reinstatement premiums, as well as new business growth in the treaty business, partially offset by increases in ceded reinsurance premiums.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 203.5	$ 196.1	$ 656.5	$ 645.5
Net premiums earned	222.5	202.2	632.4	629.6
Operating (loss) income before taxes	(73.8)	48.4	(19.2)	87.6
Loss and LAE ratio	99.6%	39.9%	68.3%	52.2%
Expense ratio	39.8%	41.4%	40.6%	39.3%
Combined ratio	139.4%	81.3%	108.9%	91.5%
Prior year development ratio	(5.6)%	(13.2)%	(4.8)%	(10.3)%
Catastrophe ratio	52.8%	(1.5)%	19.9%	1.8%
Combined ratio, excluding catastrophes	86.6%	82.8%	89.0%	89.7%
Current accident year combined ratio, excluding catastrophes	92.2%	96.0%	93.8%	100.0%

Investments

Net investment income was $76.6 million for the third quarter of 2017, compared to $67.8 million in the prior-year quarter.  The increase was due primarily to investing higher operating cash flows, and additional income from private equity partnerships. Net investment income also benefitted from income on certain reinsurance contracts subject to deposit accounting. These increases were partially offset by the cumulative impact of lower new money yields.  The average pre-tax earned yield on fixed maturities was 3.32% and 3.43% for the third quarters of 2017 and 2016, respectively. Total portfolio pre-tax earned yield was 3.40% and 3.31% for the third quarters of 2017 and 2016, respectively.

Net realized investment gains were $13.4 million in the third quarter of 2017, including $1.3 million of impairment charges. In the third quarter of 2016, net realized investment gains were $4.2 million.

The company held $9.3 billion in cash and invested assets on September 30, 2017.  Fixed maturities and cash represented 87% of the investment portfolio.  Approximately 95% of the company’s fixed maturity portfolio is rated investment grade.  Net unrealized investment gains increased $9.2 million during the third quarter of 2017, to $265.4 million at September 30, 2017, from $256.2 million at June 30, 2017.  During the first nine months of 2017, net unrealized investment gains increased $79.3 million.  The change in net unrealized investment gains for the quarter and year-to-date resulted from changes in prevailing credit spreads and equity markets.

Capitalization, Shareholders’ Equity and Other Items

Book value per share of $70.10 decreased 0.1% from the second quarter of 2017; book value per share excluding net unrealized gains on investments of $64.71, decreased 0.2% from the second quarter of 2017.

During the quarter, the company repurchased approximately 99 thousand shares of common stock for $9.2 million, at an average price of $92.45 per share.

Election of Director

John “Jack” C. Roche, who will assume the position of president and chief executive officer, has been elected, effective November 4, 2017, to the board of directors.  Roche will fill the unexpired term of Joseph M. Zubretsky who, as previously announced, resigned as president, chief executive officer and director, effective November 3, 2017.  Roche’s term will expire in 2019.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Thursday, November 2, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-800-708-4540 in the U.S. and 1-847-619-6397 internationally. The conference code is 45738787. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's third quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	September 30	December 31
($ in millions)	2017	2016
Assets
Total investments	$9,073.6	$8,449.5
Cash and cash equivalents	227.2	282.6
Premiums and accounts receivable, net	1,656.8	1,438.1
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,979.7	2,611.8
Other assets	1,452.0	1,438.4
Total assets	$15,389.3	$14,220.4
Liabilities
Loss and loss adjustment expense reserves	$7,635.4	$6,949.4
Unearned premiums	2,862.9	2,561.0
Debt	786.8	786.4
Other liabilities	1,132.2	1,066.1
Total liabilities	12,417.3	11,362.9
Total shareholders’ equity	2,972.0	2,857.5
Total liabilities and shareholders’ equity	$15,389.3	$14,220.4

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2017	2016	2017	2016
Revenues
Premiums earned	$1,226.9	$1,160.9	$3,589.4	$3,457.7
Net investment income	76.6	67.8	220.0	205.2
Total net realized investment gains	13.4	4.2	21.2	5.0
Fees and other income	8.3	8.3	21.6	22.9
Total revenues	1,325.2	1,241.2	3,852.2	3,690.8
Losses and expenses
Losses and loss adjustment expenses	878.0	692.0	2,369.5	2,121.3
Amortization of deferred acquisition costs	275.1	257.9	806.1	771.4
Interest expense	12.1	12.5	36.3	42.8
Net loss from repayment of debt	-	-	-	86.1
Other operating expenses	151.1	154.7	461.4	444.1
Total losses and expenses	1,316.3	1,117.1	3,673.3	3,465.7
Income from continuing operations before income taxes	8.9	124.1	178.9	225.1
Income tax expense (benefit)	(3.4)	35.8	43.0	56.8
Income from continuing operations	12.3	88.3	135.9	168.3
Discontinued operations	(1.2)	0.1	(1.2)	0.3
Net income	$11.1	$88.4	$134.7	$168.6

The following is a reconciliation from operating income to net income(7):

The Hanover Insurance Group, Inc.
	Three Months ended September 30				Nine Months ended September 30
	2017		2016		2017		2016
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$28.2		$42.5		$108.8		$129.2
Personal Lines	59.7		41.7		117.5		136.2
Chaucer	(73.8)		48.4		(19.2)		87.6
Other	(1.0)		(2.8)		(6.0)		(8.1)
Total	13.1		129.8		201.1		344.9
Interest expense	(12.1)		(12.5)		(36.3)		(42.8)
Operating income before income taxes	1.0	$0.02	117.3	$2.73	164.8	$3.84	302.1	$6.97
Income tax benefit (expense) on operating income	3.7	0.09	(38.7)	(0.90)	(47.0)	(1.10)	(98.0)	(2.26)
Operating income after income taxes	4.7	0.11	78.6	1.83	117.8	2.74	204.1	4.71
Other non-operating items:
Net realized investment gains	13.4	0.31	4.2	0.10	21.2	0.50	5.0	0.12
Loss from repurchase of debt	-	-	-	-	-	-	(86.1)	(1.99)
Other	(5.5)	(0.13)	2.5	0.06	(7.1)	(0.17)	4.1	0.09
Income tax benefit (expense) on non-operating items	(0.3)	(0.01)	3.0	0.07	4.0	0.10	41.2	0.96
Income from continuing operations, net of taxes	12.3	0.28	88.3	2.06	135.9	3.17	168.3	3.89
Discontinued operations, net of taxes	(1.2)	(0.02)	0.1	-	(1.2)	(0.03)	0.3	-
Net income	$11.1	$0.26	$88.4	$2.06	$134.7	$3.14	$168.6	$3.89
Weighted average shares outstanding		42.9		43.0		42.9		43.3

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Use of the words "believes," "anticipates," "expects," “projections,” “potential,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “committed to,” “looking ahead,” and similar expressions is intended to identify forward-looking statements.  The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance.  Actual results could differ materially.

In particular, “forward-looking statements“ include statements in this press release or in such conference call regarding our ability to deliver on “Hanover 2021” goals and objectives, specifically growing profitably within existing distribution plant, thoughtfully expanding domestic and Chaucer Specialty businesses, focus on innovation and financial management; strength of balance sheet and capital base; transition of the new CEO; impact and magnitude of catastrophe losses; ability to grow in lines with adequate pricing and target profitability; risk selection; the level of conservatism and strength of reserves and the balance sheet, and the adequacy of current and prior-year reserve actions; the relative likelihood of favorable or unfavorable reserve development in domestic lines and trends and expectations for Chaucer reserve development to contribute to earnings; ability to achieve financial goals and generate strong earnings; pricing compared to long-term loss trends; volatility in commercial property lines; Specialty growth opportunities; workers’ compensation loss trends, pricing and potential inflationary trends; future trends of commercial multi-peril liability claims; ability to manage Commercial Lines product mix, risk and pricing segmentation; frequency and severity trends in personal and commercial auto; Personal Lines growth momentum and trajectory; ability to be successful in the emerging-affluent market; ability to capture additional rate In Personal Lines; ability to manage the cyclical nature and volatility of Chaucer’s business, risk complexity, and challenging market conditions; ability for Chaucer to create opportunities for high-quality business; effective use of reinsurance; ability to yield improved pricing and terms in conditions as a result of catastrophe activity at Chaucer; execution risks and savings benefit of expense reduction opportunities; ability to deliver superior value to shareholders; share repurchases; increased income from expected “higher yielding assets;” volatility in unrealized gains; and ability to achieve components of the 2017 guidance (including fourth quarter combined ratio), are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial, economic and political environment on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; and (vii) the inherent uncertainties of predicting future loss and pricing trends.  Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company's annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; operational and technology risks, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 43 of the Company’s Annual Report for the year ended December 31, 2016, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock.  The definition of other financial measures and terms can be found in the 2016 Annual Report on pages 77-80.

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items such as employee termination costs incurred in connection with the company’s expense initiative, as referenced in this press release. Operating income is the sum of the segment income from:  Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development).  A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or loss amount in advance.  The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years.  The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the three and nine months ended September 30, 2017 and 2016 is set forth in the table on page 8 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other.  The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families.  The Chaucer reporting segment represents The Hanover's international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, casualty, energy, property, and treaty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release.  See the disclosure on the use of this and all other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of combined ratio, excluding catastrophes:

	Three months ended
	September 30, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	102.1%	89.2%	97.1%	139.4%	104.8%
Less: catastrophe ratio	10.3%	3.7%	7.7%	52.8%	15.9%
Combined ratio, excluding catastrophe losses	91.8%	85.5%	89.4%	86.6%	88.9%

	Three months ended
	September 30, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.2%	93.1%	96.9%	81.3%	94.2%
Less: catastrophe ratio	3.0%	3.3%	3.1%	-1.5%	2.3%
Combined ratio, excluding catastrophe losses	96.2%	89.8%	93.8%	82.8%	91.9%

	Nine months ended
	September 30, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	100.6%	94.2%	98.1%	108.9%	100.0%
Less: catastrophe ratio	7.9%	5.9%	7.1%	19.9%	9.4%
Combined ratio, excluding catastrophe losses	92.7%	88.3%	91.0%	89.0%	90.6%

	Nine months ended
	September 30, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.1%	91.9%	96.4%	91.5%	95.5%
Less: catastrophe ratio	3.6%	3.2%	3.5%	1.8%	3.2%
Combined ratio, excluding catastrophe losses	95.5%	88.7%	92.9%	89.7%	92.3%

(3)	The following is a reconciliation of book value per share, excluding net unrealized gains on investments:
	Period Ended
	June 2017	September 30
	2017	2017
Book value per share	$70.18	$70.10
Less: net unrealized gains on investments	5.31	5.39
Book value per share, excluding net unrealized gains on investments	$64.87	$64.71

(4)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of current accident year combined ratio, excluding catastrophes:

Three months ended
September 30, 2017
	Commercial Lines	Personal Lines	Chaucer	Total
Total combined ratio	102.1%	89.2%	139.4%	104.8%
Less:
Prior-year reserve development ratio	-	-	(5.6)%	(1.0)%
Catastrophe ratio	10.3%	3.7%	52.8%	15.9%
Current accident year combined ratio, excluding catastrophe losses	91.8%	85.5%	92.2%	89.9%

September 30, 2016
Total combined ratio	99.2%	93.1%	81.3%	94.2%
Less:
Prior-year reserve development ratio	3.3%	(0.3)%	(13.2)%	(0.7)%
Catastrophe ratio	3.0%	3.3%	(1.5)%	2.3%
Current accident year combined ratio, excluding catastrophe losses	92.9%	90.1%	96.0%	92.6%

Nine Months Ended
September 30, 2017
Total combined ratio	100.6%	94.2%	108.9%	100.0%
Less:
Prior-year reserve development ratio	-	-	(4.8)%	(0.8)%
Catastrophe ratio	7.9%	5.9%	19.9%	9.4%
Current accident year combined ratio, excluding catastrophe losses	92.7%	88.3%	93.8%	91.4%

September 30, 2016
Total combined ratio	99.1%	91.9%	91.5%	95.5%
Less:
Prior-year reserve development ratio	3.5%	(0.1)%	(10.3)%	(0.1)%
Catastrophe ratio	3.6%	3.2%	1.8%	3.2%
Current accident year combined ratio, excluding catastrophe losses	92.0%	88.8%	100.0%	92.4%

(5)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Third Quarter 2017 Financial Supplement.

	Three months ended			Three months ended
	September 30, 2017			September 30, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$409.7	$270.5	$680.2	$384.6	$262.7	$647.3
Net premiums earned	$358.3	$245.7	$604.0	$341.9	$245.3	$587.2

	Nine months ended			Nine months ended
	September 30, 2017			September 30, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$1,125.7	$771.4	$1,897.1	$1,080.2	$751.3	$1,831.5
Net premiums earned	$1,053.7	$729.8	$1,783.5	$1,008.5	$724.8	$1,733.3
(6)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(7)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.